Exhibit 99.1

Sender: From the Desk of Seth Halio

Subject: ESPP

Send to: All Adept Technology ESPP Participants

Dear ESPP Participant:

As you know, on September 16, 2015, Adept Technology, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with OMRON Corporation (“Omron”) whereby a subsidiary of OMRON plans to acquire all of the outstanding shares of common stock of Adept through an all cash tender offer (“Tender Offer”) following expiration of the tender offer (the “Tender Offer Expiration Date”) followed by a second-step merger (the “Transaction”). The Tender Offer Expiration Date is currently expected to be on October 22, 2015.

This notice explains the effect of the Transaction on your participation in the Company’s Amended and Restated 2008 Employee Stock Purchase Plan (the “ESPP”).

As of September 15, 2015, the Company suspended the ESPP such that future contributions to the ESPP ceased as of such date. All contributions up to that date remain ESPP contributions.

The current ESPP offering period will be shortened to end on the date that is 5 business days before the Tender Offer Expiration Date, currently expected to be October 15, 2015. Your accumulated payroll deductions (meaning the amount you contributed through September 15, 2015) automatically will be applied to purchase shares of Company common stock on that date (the “Final Purchase Date”), unless you withdraw from participation in the ESPP before the Final Purchase Date.

On the Final Purchase Date, your accumulated payroll deductions automatically will be applied to purchase shares of Company common stock at a price of $5.15 per share per the ESPP terms, and you will be a stockholder of the Company with respect to those shares, if you do not withdraw from the ESPP in advance of that date. If you do not subsequently tender your shares in the Tender Offer, they will be paid out promptly following the second-step merger.

Immediately before Omron’s acceptance of shares in the Tender Offer, the ESPP will be terminated and there will be no further offering periods. All amounts withheld by the Company that have not been used to purchase shares as of the Final Purchase Date will be returned to you without interest pursuant to the ESPP terms.

If you do not want to purchase Company common stock on the Final Purchase Date, you must withdraw from the ESPP by delivering a properly completed withdrawal notice to Leslie Brazelton (925-245-3413 or leslie.brazelton@adept.com). Your withdrawal notice must be received before 5 p.m. on October 14, 2015. You may obtain a form of withdrawal notice by contacting Leslie Brazelton (925-245-3413 or leslie.brazelton@adept.com).

Please submit any questions you have regarding this notice to Leslie Brazelton (925-245-3413 or leslie.brazelton@adept.com).

Forward-Looking Statements

Any statements made concerning the proposed transaction between the Company, Omron, Parent and Merger Sub, the expected timetable for completing the transaction, the successful integration of the business, the benefits of the transaction, future revenue and earnings and any other statements that are not purely historical fact are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company, Omron, Parent and their respective subsidiaries, conditions affecting the Company’s, Omron’s or Parent’s customers and suppliers, competitor responses to the Company’s, Omron’s or Parent’s products and services, the overall market acceptance of such products and services, the integration of the businesses and other factors disclosed in the Company’s periodic reports filed with the SEC. Consequently, such forward-looking statements should be regarded as the Company’s and Parent’s current plans, estimates and beliefs. Neither the Company nor Omron, Parent or Merger Sub assume any obligation to update the forward-looking information contained in this report, except as expressly required by law.

Additional Information and Where You Can Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. The tender offer for the outstanding shares of Adept’s common stock described in this communication has not commenced. At the time the tender offer is commenced, Omron will file or cause to be filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) and Adept will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Adept’s stockholders at no expense to them by the information agent to the tender offer, which will be announced. In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

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